UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2006

ITC^DeltaCom, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-23253	58-2301135
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7037 Old Madison Pike

Huntsville, Alabama 35806

(Address of principal executive offices)

Registrant’s telephone number, including area code: (256) 382-5900

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On October 27, 2006, ITC^DeltaCom, Inc. (the “Company”) and its subsidiaries entered into an amendment to their existing first lien, senior secured note purchase agreement providing for the private placement of $21 million principal amount of additional first lien, senior secured notes with institutional investors. The Company intends to invest the proceeds of the new note issuance principally in expanded capital expenditures to support sales growth, upgrading of the Company’s network facilities and expansion of the Company’s Internet Protocol network. The closing of the issuance and sale of the notes is subject to customary closing conditions. The Company expects that the closing will occur in the fourth quarter of 2006.

The Company entered into the amendment (the “Amendment”) to its existing note purchase agreement, dated as of July 26, 2005 (the “Note Purchase Agreement”), among the Company, Interstate FiberNet, Inc. (“IFN”), which is the Company’s wholly-owned subsidiary and the issuer of the notes under the agreement, the Company’s other subsidiaries as guarantors (the “subsidiary guarantors”), the new note purchasers and certain of the original note purchasers (the “first lien note purchasers”), Tennenbaum Capital Partners, LLC, as agent for the first lien note purchasers, and TCP Agency Services, LLC, as collateral agent. The new first lien note purchasers are investment funds.

Pursuant to the Note Purchase Agreement, as amended by the Amendment, IFN will issue additional senior secured notes due 2009 (the “first lien notes”) in the aggregate principal amount of $21 million. The new first lien notes will have the same payment terms as the $209 million principal amount of first lien notes issued by IFN pursuant to the Note Purchase Agreement on July 26, 2005. The first lien notes accrue interest, payable quarterly, at an annual rate equal to the specified London Interbank Offered Rate (“LIBOR”) plus 8%, with the portion of any interest in excess of a 12% annual rate payable in-kind (“PIK”) at IFN’s option, and accrue PIK interest, payable on a quarterly basis, at an annual rate of 0.5%. No scheduled principal payments will be due on the first lien notes before the maturity date of July 26, 2009. The first lien notes are pre-payable at IFN’s option at specified premiums to the principal amount that will decline over the note term from 108% to 100%. The obligations under the first lien notes are secured by security interests in, and first priority liens on, substantially all of the assets of IFN, the Company and the subsidiary guarantors.

In addition, the Amendment authorizes the Company and its subsidiaries to modify the payment terms of an unrelated unsecured note in the outstanding principal amount of $7.1 million due in full on October 31, 2006. The holder of this note agreed to payment modifications that provide for payment of $2.27 million of principal on October 31, 2006, the deferral of $2.4 million of principal payments until a new maturity date of October 1, 2009, and the payment of the remaining $2.4 million of outstanding principal over 36 monthly installments ending on October 1, 2009. Principal not paid on October 31, 2006 will accrue interest at an annual rate of 10%. The Company and the note holder completed the payment modification transactions on October 31, 2006. On October 27, 2006, to obtain consent to these transactions, the Company and its subsidiaries entered into an amendment to their existing third lien, senior secured note purchase agreement, dated as of July 26, 2005, among the Company, IFN, which is the issuer of the notes under the agreement, the Company’s other subsidiaries as guarantors, certain of the third lien note purchasers, Tennenbaum Capital Partners, LLC, as agent for the third lien note purchasers, and TCP Agency Services, LLC, as collateral agent.

The Amendment modifies some of the financial and operating covenants in the Note Purchase Agreement to reflect changes required by the issuance of the additional first lien notes, the modifications to the unsecured note described above, and operating requirements that include the additional capital expenditures the Company will make with the new note proceeds. The modifications affect the maximum capital expenditures covenant, the senior debt ratio covenant, the total leverage ratio covenant and the interest coverage ratio covenant. The Amendment also adds a minimum adjusted consolidated EBITDA covenant, under which the Company and its subsidiaries will be required to maintain adjusted consolidated EBITDA (as defined in the Note Purchase Agreement), as measured by the cumulative sum of adjusted consolidated EBITDA for the preceding 12 months, of at least $60 million at December 31, 2006, $66.7 million at June 30, 2007, $70 million at December 31, 2007 and $77 million at June 30, 2008.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this report is incorporated in this Item 2.03 by reference in its entirety.

Upon IFN’s issuance of the additional first lien notes described under Item 1.01 of this report, IFN will become obligated as a borrower, and the Company and its other wholly-owned subsidiaries will become obligated as guarantors, under $21 million principal amount of first lien secured indebtedness under the first lien notes.

The payment of all outstanding principal, interest and other amounts owing under the first lien notes may be declared immediately due and payable by the purchasers of the notes upon the occurrence of an event of default. The Note Purchase Agreement contains customary events of default, including failure by the issuer or the guarantors to make payments when due, failure of the issuer or the guarantors to comply with specified covenants, conditions or agreements, or specified events of bankruptcy, insolvency, reorganization or similar events affecting the obligors. The Note Purchase Agreement has cross-default provisions.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 31, 2006	ITC^DELTACOM, INC.

/s/ J. Thomas Mullis
J. Thomas Mullis
Senior Vice President-Legal and Regulatory
(Duly Authorized Officer)

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